UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2004

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane
Westmont, Illinois 60559

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code):  (630) 570-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 9, 2004, SIRVA, Inc. (“SIRVA”) executed a definitive agreement to sell its North American high-value products and homeExpress businesses, part of SIRVA’s North American Specialized Transportation unit (the “Definitive Agreement”).  The businesses will be acquired from North American Van Lines, Inc., a SIRVA subsidiary (“NAVL”), by Specialized Transportation Agent Group, Inc., an entity owned by a group of NAVL agents who have experience in the high-value products industry.  As in the past, most individual agents within Specialized Transportation Agent Group will continue to represent and support SIRVA’s household goods business.

Under the terms of the agreement, NAVL will sell certain assets used in the businesses, including highway trailers, satellite tracking units and various equipment, in exchange for (a) the buyer’s assumption of certain liabilities, including certain of NAVL’s obligations under existing agency and customer contracts and (b) a nominal cash purchase price.  The cash purchase price is less than the fair market value of the fixed assets utilized in the businesses.  The decision to sell these assets at less than fair value to this group of NAVL agents was made, in part, due to SIRVA’s desire to maintain a relationship with these business associates, who are an integral part of the agent network that supports its moving services business.  NAVL will also retain the pre-closing working capital of the businesses, which is estimated at approximately $20,000,000.  SIRVA expects the closing of this transaction, which is subject to customary conditions, to occur by October 31, 2004.

This transaction represents the first step in the Disposal Plan (as defined below) authorized and approved by SIRVA’s Board of Directors on September 9, 2004.

Item 2.05               Costs Associated with Exit or Disposal Activities.

On September 9, 2004, the Board of Directors of SIRVA authorized, approved and committed SIRVA to a disposal plan involving the high-value products and homeExpress businesses (as described above) as well as certain other logistics businesses, which include Specialized Transportation in Europe and Transportation Solutions in North America (the “Disposal Plan”).  As previously disclosed, SIRVA has been pursuing strategic alternatives for its logistics businesses.  SIRVA expects to complete the Disposal Plan within the next twelve months.

In connection with the Definitive Agreement to sell its North American high-value products and homeExpress businesses, SIRVA expects to incur charges relating to severance benefits, IT and other contract termination costs, and logistics warehouses and trailers under lease.  SIRVA cannot precisely estimate these exit costs at this time due to the uncertainty as to which employees will be offered employment by the buyer, because contract negotiations with suppliers and business associates are still in process and due to the uncertainty as to the level of warehouse space and the number of trailers required by the buyer.  These details will be determined prior to the close of the transaction.  As more exact costs become known, additional disclosure will be provided.  SIRVA expects that all of the disposal costs listed above will result in future cash expenditures.

There will be additional exit costs related to severance, IT and other contract terminations and facility leases associated with the other two transactions in the Disposal Plan, the sale of Specialized Transportation in Europe and Transportation Solutions in North America.  Due to the early stage of these transactions, these exit costs cannot be precisely estimated at this time.  As more exact costs become known, additional disclosure will be provided.  SIRVA expects that all of the disposal costs from these transactions will result in future cash expenditures.

Item 2.06               Material Impairments.

On September 9, 2004, the Board of Directors of SIRVA concluded that material charges for impairment to goodwill, software, trailers and other assets, and long-lived prepaid expenses are required under generally accepted accounting principles.  The Board reached this conclusion after considering the effect of the Definitive Agreement to sell its North American high-value products and homeExpress businesses described above.  SIRVA expects to incur impairment charges as follows:

Assets Impaired	Estimated Amounts

Goodwill	approximately $7,000,000

Software, trailers and other fixed assets	approximately $9,000,000

Long-lived prepaid expenses	approximately $2,000,000

Total Amounts	approximately $18,000,000

SIRVA expects that none of the impairment charges listed above will result in future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: September 15, 2004
	By:	/s/ RALPH A. FORD
	Name:	Ralph A. Ford
	Title:	Senior Vice President and General Counsel